CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of E.R.C. Energy Recovery Corporation

Salt Lake City, Utah  84092

We hereby consent to the use in this Registration Statement of E.R.C. Energy Recovery Corporation of our report, dated January 28, 2008, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2007, and to all other references of our firm included in this Registration Statement on Form 10-SB/A-1.

/s/HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

January 28, 2008